                        AUTOMATIC REINSURANCE AGREEMENT

                                    Between

                METLIFE LIFE AND ANNUITY COMPANY OF CONNECTICUT

                                      and

                        EXETER REASSURANCE COMPANY, LTD.

                                 AGREEMENT NO.

                                     Page 1

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                               TABLE OF CONTENTS

Preamble

Article I       Scope of Agreement

Article II      Commencement and Termination of Liability

Article III     Errors and Omissions

Article IV      Mortality Net Amount at Risk

Article V       Reinsurance Premiums

Article VI      Reinsurance Administration, Accounting and Settlements

Article VII     Settlement of Claims

Article VIII    Reserves

Article IX      Recapture Privileges

Article X       Inspection of Records

Article XI      Insolvency

Article XII     Negotiation

Article XIII    Arbitration

Article XIV     Right to Offset Balances Due

Article XV      Contact and Program Changes

Article XVI     Confidentiality

Article XVII    Other Provisions

Article XVIII   Entire Agreement

Article XIX     DAC Tax

Article XX      Direction of Agreement

Article XXI     Non-Admitted Reinsurance

Article XXII    Cedent Representations and Warranties

Article XXIII   Reinsurer Representations and Warranties

                                     Page 2

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PREAMBLE

THIS REINSURANCE AGREEMENT (the "Agreement") is effective as of April 1, 2006 by and between METLIFE LIFE AND ANNUITY COMPANY OF CONNECTICUT ("Cedent"), a life insurance corporation organized and existing under the laws of Connecticut and having it's principal place of business at Hartford, CT, and EXETER REASSURANCE COMPANY, LTD. ("Reinsurer"), a life insurance corporation organized and existing under the laws of Bermuda and having its principal place of business at Clarendon House, 2 Church Street, Hamilton HM DX, Bermuda.

THE BACKGROUND OF THIS AGREEMENT is that the Reinsurer has heretofore assumed, as of the date hereof, quota share portions of certain ceded annuity contract liabilities on Riders, listed in the attached Schedules, (the "Reinsured Contract(s)") issued by METLIFE LIFE AND ANNUITY COMPANY OF CONNECTICUT.

THIS AGREEMENT provides for the indemnity cession of a portion of the ceded liabilities of the Cedents with respect to the Reinsured Contracts and binds the Cedent and the Reinsurer and their successors and permitted assignees, respectively. This Agreement shall not create any right or legal relation whatever between the Reinsurer and any Cedent or any insured, owner, annuitant, beneficiary or other party to any Reinsured Contract.

THEREFORE, in consideration of the promises set forth in this Agreement, the parties agree as follows:

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                                   ARTICLE I

                               SCOPE OF AGREEMENT

A. This Agreement shall be effective as of April 1, 2006 (the "Effective Date"). The Cedent may cede and the Reinsurer may accept, as indemnity cessions hereunder, proposed Reinsured Contracts that are issued by the Cedent on and after the Effective Date.

B.   Guaranteed Minimum Death Benefit

     1. The indemnity cession shall be the share of the MNAR (defined in Article IV) that is generated, prior to the termination of the Reinsurer's liability (defined in Article II), by the Guaranteed Minimum Death Benefit ("GMDB").

     2. The Reinsurer's maximum aggregate MNAR (defined in Article IV) liability has no calculated aggregate limit.

     3. This Agreement covers only the Cedent's contractual liability for reinsured claims paid under variable annuity contracts specified in Schedule A and its Amendments related to contract and program changes that were submitted to the Reinsurer in accordance with the terms of this Agreement as set forth in Article XV.

     4. Contracts issued by the Cedent which have external reinsurance will be excluded from this Agreement.

C.   Special Acceptances

     The Cedent may propose for special acceptance hereunder Reinsured Contract liabilities that are not automatically ceded hereunder for Spousal Continuances for GMDB as discussed under Article V, Paragraph E, and contracts with certain issue dates as set forth in Schedule A, Paragraph B.

     For a Special Acceptance, the Cedent shall report to the Reinsurer, as promptly as possible, each Reinsured Contract that is proposed for special acceptance, including proposed Reinsured Contracts that are pending acceptance by the Cedent. The Cedent shall provide information about each proposed Reinsured Contract in such scope and format as may be agreed. Unless notified of rejection or special cession rates within thirty (30) days, the proposed Reinsured Contract shall be deemed accepted as an indemnity cession in accordance with the terms and conditions specified herein.

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                                   ARTICLE II

                   COMMENCEMENT AND TERMINATION OF LIABILITY

A. On liabilities ceded under the terms of this Agreement, the liability of the Reinsurer shall commence simultaneously with that of the Cedent.

B. The liability of the Reinsurer for all ceded liabilities under this Agreement may terminate in accordance with:

     1.   the Duration of Agreement provisions of this Agreement set forth in
          Article XX;

     2.   the termination provisions set forth within Article VI; or

     3.   the Recapture Privileges set forth in Article IX.

C.   Guaranteed Minimum Death Benefit

     1. For an individual contract, the liability of the Reinsurer under this Agreement will terminate either in accordance with Paragraph B, above, or upon the earliest of the following occurrences defined in the contracts ceded hereunder:

               a.   the date the owner elects to annualize;

               b.   surrender or termination of the contract;

               c. the death of the owner or annuitant where such death triggers the payment of a contractual benefit, except when spousal continuance has been elected. On spousal continuance election, the Reinsurer's liability will be terminated upon death of the spouse; and

               d. attainment of the maximum annuitization age or attained age 95, if earlier.

     2. The Reinsurer shall indemnify Reinsured Contract claims only on those deaths as to which the actual date of death is on or after the Effective Date.

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                                  ARTICLE III

                              ERRORS AND OMISSIONS

A. Any inadvertent errors or omissions on the part of one party occurring in connection with this Agreement or any transaction hereunder shall not relieve the other party from any liability to the first party that would have otherwise attached had such error or omission not occurred, provided that such error or omission is rectified as soon as practicable after discovery thereof.

B. The Reinsurer assumes no liability under this Agreement for any damages, fines, penalties, costs or expenses, or portion thereof, levied on or assessed against the Cedent by any court or regulatory body on the basis of negligence, oppression, malice, fraud, fault, wrongdoing or bad faith by the Cedent in connection with any claim or for any act or omission that is not consistent with the generally accepted practices and standards of the life insurance industry applicable at the time of such act or omission, unless the Reinsurer shall have received notice of and concurred with the actions taken or not taken by the Cedent that led to the levy or assessment, in which case the Reinsurer shall pay, as its share of such levy or assessment, the proportional amount determined by the ratio of reinsurance held by the Reinsurer to the total limit of liability under the Reinsured Contracts.

C. Each party will indemnify and hold the other party, its affiliates, directors, officers, employees and all other persons and entities acting on behalf of or under the control of any of them harmless from and against any and all claims, including reasonable attorneys fees and court costs, that result from any negligent, dishonest, malicious, fraudulent or criminal act or omission or arising out of or related to any incorrect representation, warranty or obligation of this Agreement or any failure or breach of this Agreement by the indemnifying party, its directors, officers, employees, other representatives or any other person or entity acting on behalf of or under the control of any of them.

D. In no event shall any party to this Agreement be liable to any other party for punitive, indirect or consequential damages arising under this Agreement for any cause whatsoever, whether or not such party has been advised or could have foreseen the possibility of such damages.

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                                   ARTICLE IV

                          MORTALITY NET AMOUNT AT RISK
GMDB

A. The MNAR (Mortality Net Amount at Risk) for each variable annuity contract ceded hereunder shall be based on the following:

     The Guaranteed Minimum Death Benefit for each contract is the larger of the amount stated in line (a) or line (b) below:

          (a)  Return of Premium

          (b)  Annual Step Up Death Benefit (e.g. annual ratchet death benefit)

     The Mortality Net Amount of Risk (MNAR) for each contract is equal to the amount stated in line (c) multiplied times (d).

          (c) Guaranteed Minimum Death Benefit less the (account value less surrender charge) where the MNAR cannot be less than zero.

          (d) The reinsurance % is defined in Schedule A Paragraph A of this Agreement.

     Exhibit III identifies the administrative criteria that will be used by the Cedent to identity the reinsured policies.

     Spousal Continuances

     The Reinsurer will indemnify the Cedent for the Reinsurer's Percentage of the GMDB present with Spousal Continuance Benefit.

     The Reinsurer shall indemnify the Cedent for the Reinsurer's Percentage of surrender charges indemnified by the Cedent, if any, arising from additional premium deposits contributed by the spouse to the contract on or after the spousal continuance date.

     In no event will the Reinsurer indemnify surrender charges arising from the same premium deposits more than once.

B. The death benefit and the surrender charges will be as described in the variable annuity contract forms specified in Schedule A.

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                                   ARTICLE V

                              REINSURANCE PREMIUMS

A. The total Reinsurance Premium for the business ceded hereunder is the GMDB Reinsurance Premium, which is defined in this article.

B. The Reinsurance Premium rates and structure described above are subject to change in accordance with the criteria described in Article XV.

GMDB Cession Premium

C. The GMDB Reinsurance Premium rates is expressed in terms of basis points and are defined in Exhibit I.

D. The Cedent shall calculate, for each premium class, the Reinsurer's Percentage of the greater of the average aggregate GMDB value and the average aggregate account value for the reporting month. This value shall be applied to the GMDB Cession Premium rates per premium class on a 1/12(th) basis.

Spousal Continuances

E. The spousal continuances will be covered under this Agreement to the extent that the surviving spouse satisfies the issue age restrictions and benefit limitations, as described in Schedule A, at time of continuance, and shall be deemed to be terminations followed by subsequent new issues for purposes of calculating Reinsurance Premiums. The new reinsurance premium rate applied shall be based off the attained age of the surviving spouse at the time of election of spousal continuance. After the termination of this Agreement for new cessions, a spousal continuance of a Reinsured Contract may be ceded to this Agreement in accordance with the procedure set forth in Article I, Paragraph C.

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                                   ARTICLE VI

             REINSURANCE ADMINISTRATION, ACCOUNTING AND SETTLEMENTS

A. Within thirty (30) days after the end of each calendar month, the Cedent shall take all reasonable and appropriate steps to furnish the Reinsurer with a seriatim electronic report, as detailed in Schedule B, for each Reinsured Contract, valued as of the last day of that month.

     On or before September 30, 2006, the Cedent shall provide the initial seriatim electronic report, which shall cover the inforce from the Effective Date. Failure to provide this information as required shall constitute a material breach within the scope of Article XX, Paragraph E.

B. Additionally, within thirty (30) days after the end of each calendar month the Cedent shall furnish the Reinsurer with a separate Summary Statement containing the following:

     1. Reinsurance Premiums due to the Reinsurer summarized separately for each premium class by GMDB;

     2.   benefit claim recoverables due to the Cedent for each claim;

     3. reimbursement for Deferred Acquisition Cost defined in Internal Revenue Code Section 848; and

     4.   the month end date for the period covered by the Summary Statement.

C. If the net balance is due to the Reinsurer, the Cedent shall remit the amount due with the Summary Statement, but no later than thirty (30) days after the month end date for the period covered by the Summary Statement. If the net balance is due to the Cedent, the Reinsurer shall remit the amount due to the Cedent within ten (10) days after receipt of the Summary Statement.

D. The payment of Reinsurance Premiums is a condition precedent to the liability of the Reinsurer under this Agreement. In the event that the Cedent does not pay the Reinsurance Premiums in a timely manner, as defined below, the Reinsurer may exercise the following rights:

     1. The Reinsurer shall charge interest if Reinsurance Premiums are not paid within thirty (30) days of the due date, as defined in Paragraph C of this Article. The interest rate charged shall be based on the ninety-(90) day federal Treasury Bill, as published in The Wall Street Journal on the first business day in the month following the due date of the Reinsurance Premiums, plus one hundred (100) basis points. The method of calculation shall be simple interest (360-day year).

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     2.   The Reinsurer may terminate this Agreement in the event that
          Reinsurance Premium payments are more than sixty (60) days past due after the due date, as described in Paragraph C of this Article, by giving sixty (60) day written notice of termination to the Cedent. As of the close of the last day of this sixty-(60) day notice period, the Reinsurer's liability with respect to the ceded liabilities shall terminate. If all Reinsurance Premiums that are the subject of a sixty
          (60) day termination notice shall have been received by the Reinsurer within the time specified, the termination notice shall be deemed vacated and the Agreement shall remain in effect.

E. GMDB: The Cedent shall provide the summary data to the Reinsurer to calculate and monitor its maximum MNAR liability throughout the calendar year. Until the receipt of the final report for the calendar year, the MNAR shall be estimated in accordance with reasonable actuarial methods that will approximate the actual amounts. Adjustments to benefit claim recoverables based upon such estimates will then be made to reflect actual amounts upon the receipt of the final report for the calendar year.

F. If the amounts required this Article cannot be determined by the required dates on an exact basis, such amounts shall be estimated in accordance with reasonable methods that shall approximate the actual amounts. Adjustments to payments based upon such estimates shall then be made to reflect actual amounts when such amounts become available.

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                                  ARTICLE VII

                              SETTLEMENT OF CLAIMS

A. GMDB: The Reinsurer shall indemnify the Cedent under this Agreement only for benefit claims that the Cedent paid to the Cedent as contractually required under a Reinsured Contract with respect to deaths that occur on or after the Effective Date, subject to the liability limitations described in
     Article I.

B. In the event that the Cedent provides satisfactory proof of claim liability to the Reinsurer, benefit claim settlements made by a Cedent and accepted by the Reinsurer shall be unconditionally binding on the Reinsurer. The Cedent shall report all approved benefit claims in bordereau including cause of death, as available, in such format as may be agreed to from time to time.

C. GMDB: Within thirty (30) days after the end of each calendar month, the Cedent shall notify the Reinsurer of the ceded contractual death benefit claims paid in respect of Reinsured Contracts in that month, based on the net amount at risk definition, set forth in Article IV, and the Reinsurer shall indemnify the Cedent as provided in Article VI for the ceded benefit claim liabilities.

D. In no event will the Reinsurer be liable for expense incurred in connection with a dispute or contest arising out of conflicting or any other claims of entitlement to Reinsured Contract proceeds or benefits.

E. Settlements hereunder by the Reinsurer shall be made in a lump sum regardless of the mode of payment made by the Cedent.

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                                  ARTICLE VIII

                                    RESERVES

A. The Reinsurer shall hold and report in its statutory financial statements reserves (the "Reserves") with respect to liabilities ceded under this Agreement in amounts equal to or greater than those required by the state in which its statement is filed.

B. If required by the Cedent, as a condition of securing ceded reinsurance statement credit for a Cedent with respect to Reinsured Contracts, the Reinsurer shall contractually require any subsequent reinsurers to hold and report in their statutory financial statements reserves in amounts equal to or greater than those that would have been required of the Reinsurer.

                                   ARTICLE IX

                              RECAPTURE PRIVILEGES

A. The Cedent may recapture existing cessions in force in accordance with the following rules:

     1. The Cedent shall notify the Reinsurer of its intention to recapture in full at least ninety (90) days prior to any recapture.

     2. The Cedent may not recapture a cession unless this Agreement shall have been in force for fifteen (15) years, as measured from the Effective Date until the date of recapture.

     3. The recapture shall be mutually agreed upon by the Cedent and the Reinsurer.

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                                   ARTICLE X

                             INSPECTION OF RECORDS

A. The Reinsurer and the Cedent and their employees and authorized representatives, respectively, may audit, inspect and examine, during regular business hours, at the home office of the other party, provided that reasonable advance notice has been given, any and all books, records, statements, correspondence, reports, and their related documents or other documents that relate to Reinsured Contracts.

B. The audited, inspected or examined party shall provide a reasonable work space for such audit, inspection or examination, cooperate fully and disclose the existence of and produce any and all necessary and reasonable materials requested by such auditors, investigators or examiners. Each party will bear its own audit expenses.

C. All such information, including audit, inspection and examination reports and analyses, shall be kept confidential as provided herein.

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                                   ARTICLE XI

                                   INSOLVENCY

A. In the event of the insolvency of the Cedent, any amount payable hereunder shall be paid by the Reinsurer pursuant to the terms of this Agreement will be made directly to the Cedent or its conservator, liquidator, receiver or statutory successor. The reinsurance will be payable by the Reinsurer on the basis of the liability of the Cedent under the Reinsured Contracts without diminution because of such insolvency.

B. The conservator, liquidator, receiver or statutory successor of the Cedent will give the Reinsurer written notice of the pendency of a claim against the Cedent on any policy reinsured within a reasonable time after such claim is filed in the insolvency proceeding.

C. During the pendency of any such claim, the Reinsurer may investigate such claim and interpose in the Cedent's name or in the name of the Cedent's conservator, liquidator, receiver or statutory successor, in the proceeding where such claim is to be adjudicated, any defense or defenses which the Reinsurer may deem available to the Cedent or its conservator, liquidator, receiver or statutory successor. The expense thus incurred by the Reinsurer will be chargeable, subject to court approval, against the Cedent as a part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the Cedent solely as a result of the defense undertaken by the Reinsurer.

D. In the event of the Reinsurer's insolvency, as defined below, this Agreement will be terminated with respect to all cessions that occurred on or after the date of the insolvency. The liability of the Reinsurer hereunder shall continue with respect to cessions that occurred prior to the date of the insolvency and are subject to the payment of a Terminal Accounting and Settlement.

E.   Insolvency, for purposes of the preceding paragraph, is defined to be:

     1. the filing of a voluntary petition for liquidation by or on behalf of the Reinsurer;

     2.   any assignment for the benefit of creditors; or

     3. the appointment of a conservator, liquidator, receiver or statutory successor to conserve or administer the Reinsurer's properties or assets

The effective date of such termination will be the date of the earliest of (1),
(2) or (3).

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                                  ARTICLE XII

                                  NEGOTIATION

A. Within ten (10) days after one of the parties shall have given to the other a first written notice of a specific dispute, each party shall designate an officer to seek a negotiated settlement. The designated officers shall promptly meet at an agreed location and negotiate in good faith.

B. If the officers cannot resolve the dispute within thirty (30) days after their first meeting, either party may commence arbitration proceedings. The parties may, however, agree, at any time to forego or terminate negotiations and proceed immediately to arbitration or to extend negotiations for an additional time certain.

C. All rights shall be reserved to each party pending a settlement of a dispute and no admissions, offers or other actions taken in such negotiations in efforts to effect a voluntary settlement of the disputed matter shall be admissible in any subsequent arbitration proceedings.

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                                  ARTICLE XIII

                                  ARBITRATION

A. All disputes and differences between the parties will be decided by arbitration, regardless of the insolvency of either party, unless the liquidator, receiver or statutory successor is specifically exempted from an arbitration proceeding by applicable law.

B. Either party may initiate arbitration by providing written notification to the other party that sets forth (a) a brief statement of the issue(s); (b) the failure of the parties to reach agreement; and (c) the date of the demand for arbitration.

C. The arbitration panel shall consist of three arbitrators who must be impartial and each of whom must, at that time, either be accredited as an arbitrator by ARIAS-US or be an active or former officer of a life insurance or reinsurance companies other than the parties or their affiliates.

D. Each party shall select an arbitrator within thirty (30) days from the date of the demand. If either party shall refuse or fail to appoint an arbitrator within the time allowed, the party that has appointed an arbitrator may notify the other party that, if it has not appointed its arbitrator within the following ten (10) days, the arbitrator will appoint an arbitrator on its behalf. The two (2) arbitrators shall select the third arbitrator, who must also be, at that time, accredited by ARIAS-US as an Umpire, within thirty (30) days of the appointment of the second arbitrator. If the two arbitrators fail to agree on the selection of the third arbitrator within the time allowed, the Umpire Selection Procedures of ARIAS-US, as in force at that time, shall be used to select the third arbitrator.

E. The arbitrators shall interpret this Agreement as an honorable engagement rather than merely as a legal obligation and shall consider equitable principles as well as industry custom and practice regarding the applicable insurance and reinsurance business. The arbitrators are released from judicial formalities and shall not be bound by strict rules of procedure and evidence.

F. The arbitrators shall determine all arbitration schedules and procedural rules and may, in their discretion, use applicable ARIAS-US forms and procedures. Organizational and other meetings will be held in New York, NY, unless the arbitrators shall otherwise provide. The arbitrators shall decide all matters by majority vote.

G. The decisions of the arbitrators shall be final and binding on both parties. The arbitrators may, in their discretion, award costs and expenses as they deem appropriate, including but not limited to legal fees and interest. Judgment may be entered upon the final decisions of the arbitrators in any court of competent jurisdiction. The arbitrators may not award any exemplary or punitive damages.

H. Unless the arbitrators shall provide otherwise, each party will be responsible for (a) all fees and expenses charged by its respective counsel, accountants, actuaries and other representatives in connection with the arbitration and (b) one-half of the expenses of the arbitration, including the fees of the arbitrators.

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                                  ARTICLE XIV

                          RIGHT TO OFFSET BALANCES DUE

All moneys due either the Cedent or the Reinsurer under this Agreement shall be offset against each other, dollar for dollar, regardless of any insolvency of the other party.

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                                   ARTICLE XV

                          CONTRACT AND PROGRAM CHANGES

A. The Cedent may amend, substitute, add or delete variable investment funds to the investment options supporting the annuity contracts as described in the contract general provisions. The Cedent shall make the change and provide notification to the Reinsurer, which notification shall be promptly forwarded to the Reinsurer, and without the prior approval of the Securities and Exchange Commission (SEC) or applicable self-regulatory body approval, if necessary. The Cedent shall provide written notice to the Reinsurer, unless otherwise agreed to by the Cedent and the Reinsurer, of any proposed change in the investment options supporting Reinsured Contracts.

B. The Cedent shall give the Reinsurer thirty (30) days prior written notice, unless otherwise agreed to by the Cedent and the Reinsurer, of any other accepted changes to the Reinsured Contracts relating to a Cedent's annuity product design and/or death benefit design, fees and charges, distribution systems and/or methods or addition of any riders to any Reinsured Contract forms.

C. The Cedent shall provide to the Reinsurer a copy of each general communication that the Cedent sends to contract holders in any state.

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                                  ARTICLE XVI

                                CONFIDENTIALITY

A. Each party shall maintain the confidentiality of all information, including legally protected personal information pertaining to individuals, that is provided to it by the other party in connection with this Agreement; provided, however, that this obligation of confidentiality shall not apply (a) if and to the extent that disclosure is required by applicable law or any court, governmental agency or regulatory authority or by subpoena or discovery request in pending litigation; (b) if the information is or becomes available from public information (other than as a result of prior unauthorized disclosure by the disclosing party); (c) if the information is or was received from a third party not known by the disclosing party to be under a confidentiality obligation with regard to such information; or (d) if the information was in the possession of the disclosing party (having received such information on a non-confidential basis) other than by reason of the services performed pursuant to this Agreement; provided, further, that legally protected information shall not be disclosed or used in violation of applicable law.

B. In the event that either party becomes legally compelled to disclose any such confidential information, such party will give prompt written notice of that fact to the other party so that such other party may seek an appropriate remedy to prevent such disclosure; provided, however, that this provision shall not apply to information that is or otherwise becomes available to the public or that was previously available to the public on a non-confidential basis.

C. Information may be disclosed (duplicating is permitted for such disclosure) to a party's directors, officers, employees, agents, affiliates (excluding Reinsurance Group of America, Incorporated, as an affiliate of the Cedent) and external advisors and their directors, officers, employees, professional advisers, agents and rating agencies (collectively, the "Representatives") and all such Representatives shall be advised of the terms of this Agreement and each party shall be responsible for any breach of the terms of this Agreement by its Representatives.

                                  ARTICLE XVII

                                OTHER PROVISIONS

A. Notice. Written notices under this Agreement shall be effective when delivered to any party at the address provided herein:

1.   If to the Cedent:

               Linn K. Richardson
               MetLife Insurance Company of Connecticut
               Vice President
               Hartford, Connecticut

2.   If to the Reinsurer:

               Tony Bibbings, C.A., Agent
               Exeter Reassurance Company, Ltd.
               C/O Beacher Carlson Management, Ltd.
               Continental Building
               25 Church Street
               P.O. Box HM 2461
               Hamilton HM JX, Bermuda

     Either party may change its address by giving the other party written notice of its new address; provided, however, that any notice of a change of address shall be effective only upon receipt.

B. Administrative Communications and Payment Remittances. Each party shall, by written notice to the other, designate offices and depositaries for the receipt of administrative communications and payment remittances. Administrative communications and payments remittances shall be deemed delivered only upon actual receipt by the designated office or depositary, respectively.

C. Amendment and Non Waiver. Any change or modification of this Agreement shall be null and void unless made by amendment to the Agreement and signed by both parties. No waiver by either party of any default by the other party in the performance of any promise, term or condition of this Agreement shall be construed to be a waiver by such party of any other or subsequent default in performance of the same or any other promise, term or condition of this Agreement. No prior transactions or dealings between the parties shall be deemed to establish any custom or usage waiving or modifying any provision hereof. The failure of either party to enforce any part of this Agreement shall not constitute a waiver by such party of its right to do so, nor shall it be deemed to be an act of ratification or consent.

D. Assignment. This Agreement shall be binding on the parties and their respective successors and permitted assignees. This Agreement may not be assigned by either party without the written consent of the other, which consent shall not be unreasonably withheld.

E. Reinsured Contract Assignments. The Cedent may, in its discretion and without the separate consent of the Reinsurer, accept a substitution of a majority-owned affiliate of Metropolitan Life Insurance Company in lieu of any Cedent as to any Reinsured Contract, whether by assumption reinsurance or otherwise, with the Reinsured Contract continuing in force unchanged, which substitution shall be binding on the Reinsurer.

F. Severability. In the event that any provision or term of this Agreement shall be held invalid, illegal or unenforceable, all of the other provisions and terms shall remain in full force and effect to the extent that their continuance is practicable and consistent with the original intent of the parties. In addition, if provisions or terms are held invalid, illegal or unenforceable, the parties will attempt in good faith to renegotiate the Agreement to carry out its original intent.

G. Survival. All provisions of this Agreement shall, to the extent necessary to carry out the purposes of this Agreement or to ascertain and enforce the parties' rights hereunder, survive its termination.

H. Choice of Law, Forum and Consent to Service. This Agreement is subject to and is to be interpreted in accordance with the laws of the State of Connecticut without regard to the New York choice of law rules. While the parties contemplate that all disputes will be decide through negotiation or arbitration as provided herein, in the event of any legal proceedings, the parties shall submit to the exclusive jurisdiction of courts of the State of Connecticut and the United States of America located in the City of New York and shall abide by the final decision of such courts. Each party hereby designates the Superintendent of Insurance of the State of Connecticut as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the other party arising out of the Agreement. Process accepted by the Superintendent on behalf of party shall be forwarded to that party at the address specified herein.

I. Settlements. Claim settlements made by the Cedent in good faith, including compromises, shall be unconditionally binding on the Reinsurer.

J. Payments. All reinsurance settlements and other payments will be effected through off-setting balances, electronic funds transfers or as the parties may otherwise agree to carry out the purposes of this Agreement.

K.   Currency. All financial transactions under this Agreement shall be made in
     U. S. dollars.

L. Intermediaries. Each party represents that all negotiations relative to this Agreement and the transactions contemplated hereby, including any subsequent Assumption Reinsurance Agreement with respect to the Reinsured Contracts, have been carried out by the Cedent and the Reinsurer directly and without the intervention of any person in such manner as to give rise to any valid claim by any other person for a finder's fee, brokerage commission or similar payment.

M. Construction Rules. Each party represents that its has been represented by and relied on the advice of counsel of its choice in the negotiation and drafting of the Agreement. The parties affirm that their respective counsel have had a substantial role in the drafting and negotiation of this Agreement and, therefore, the rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any Schedule attached hereto.

N. Authority. Each party represents that it has full power and authority to enter into and to perform this Agreement and that the person signing this Agreement on its behalf has been properly authorized and empowered to do so. Each party further acknowledges that it has read this Agreement, understands it and agrees to be bound by it.

O. Changes. In the event the Cedent's liability to make any payment is changed due to a modification or cancellation of a Reinsured Contract, Reinsurer's liability to make any such payment shall also be changed in the same manner and to the same extent. In the event that the amount of liability provided by a Reinsured Contract is increased or reduced because of a misstatement of age or sex, the reinsurance liability of the Reinsurer shall be increased or reduced by the same amount. Any adjustments for this reason shall be made without interest.

P. Unreasonable Refusal of Agreement. Neither party, acting unreasonably, will withhold agreement to any discretionary action for the sole purpose of terminating this Agreement or otherwise frustrating its purpose.

Q. Independent Contractor. The parties shall be deemed to be independent contractors, each with full control over its respective business affairs and operations. This Agreement shall not be construed as a partnership or joint venture and neither party hereto shall be liable for any obligations incurred by the other party except as expressly provided herein.

R. Schedules, Exhibits and Captions. Schedules and Exhibits attached hereto are incorporated into this Agreement. Captions are provided for reference only.

S. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

T. The Cedent shall notify the Reinsurer in advance of entry into any amendment to the Reinsurance Agreement and, in the event that such amendment would materially change the ceded liabilities, the parties shall modify the provisions of this Agreement to restore the Reinsurer to its original position unless the parties shall agree otherwise.

                                 ARTICLE XVIII

                                ENTIRE AGREEMENT

This Agreement, together with Schedules A and B, and Exhibits I and II supercedes all prior discussions and agreements between the parties and constitutes their sole and entire agreement with respect to Reinsured Contracts and there are no understandings between the parties other than as expressed herein.

                                  ARTICLE XIX

                                    DAC TAX

A. The parties will make a joint election, in accordance with Treas. Reg. 1.848- 2(g)(8), issued December 28, 1992, under Section 848 of the Internal Revenue Code and the party with the net positive consideration under this Agreement will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitations of Section 848(c)(1) of the Code;

     1. the election will take effect on the Effective Date and will remain in effect for all subsequent years that this Agreement remains in effect; and

     2. each party shall attach a schedule to its federal income tax return for its first taxable year ending after the election becomes effective that identifies the agreements (including this Agreement) for which joint elections have been made under this Regulation.

B.   Pursuant to this joint election:

     1. each party will exchange information pertaining to the amount of net consideration under this Agreement to assure consistency or as may otherwise be required by the Internal Revenue Service;

     2. Cedent will submit its calculation of the "net consideration" as defined under the above referenced regulation to Reinsurer not later than May 1 for each and every tax year for which this Agreement is in effect;

     3. Reinsurer may challenge such calculation within ten (10) working days of receipt of the Cedent's calculation; and

     4. the parties will act in good faith to reach agreement as to the correct amount of net consideration whenever there is disagreement as to the amount of net consideration as determined under Treas. Reg. 1.848-2(f).

C. Each party represents and warrants that it is subject to U. S. taxation under Subchapter L of Chapter 1 of the Code.

D. Within ten (10) Business Days following the final determination of the net consideration, as defined in U.S. Internal Revenue Code Section 848 and the Treasury Regulations thereunder, for a given calendar year (including the calendar year in which this Agreement terminates), the party that had negative net consideration shall pay the other party an amount equal to .22% of the net consideration to cover, on a present value basis, the liability for the deferred acquisition cost (DAC) tax under Section 848 of the U.S. Internal Revenue Code. The parties shall equitably adjust the formula for the charge or credit to take into account future changes in tax laws, including, without limitation, changes in tax rates and changes in the U.S. Internal Revenue Code Section 848(c)(1) factor applicable to this Agreement.

                                   ARTICLE XX

                             DURATION OF AGREEMENT

GMDB

A. The GMDB exposure associated with this Agreement through June 30, 2006, subject to a limit of five billion dollars (5,000,000,000) of account value to the Reinsurer on the product(s) ceded hereunder; provided, however, that the parties may, by agreement, amend this Agreement at anytime to provide for cessions of ceded liabilities under Reinsured Contracts beyond or in excess of the limitations set forth herein.

B. Anytime on or after June 30, 2006, or anytime on or after the attainment of the limit for total new considerations described in Paragraph A, and upon ninety (90) days prior written notice, either the Cedent of the Reinsurer may cancel this Agreement for future cessions.

GENERAL

C. Except as otherwise provided herein, the Agreement shall be unlimited in duration but may be reduced or terminated for future cessions.

D. This Agreement shall remain in force as provided herein until the termination of the Cedent's liability on the Reinsured Contracts.

E. Either party may terminate this Agreement in the event that the other party is in material breach of the terms of conditions of this Agreement provided that the terminating party has notified the other party of the breach and the other party has not initiated the cure of such breach within thirty (30) days after such notice to be effectuated as promptly as possible.

F. In the event that a Cedent shall terminate a Reinsurance Agreement for the cession of new annuity contract liabilities because, in its discretion, after a good faith effort it was unable to obtain regulatory credit for reinsurance ceded to the Reinsurance Agreement, this Agreement shall continue in effect, on a run-off basis, for all annuity contract liabilities ceded by that Cedent prior to the Cedent has made a good faith effort to obtain regulatory credit for reinsurance ceded to the Reinsurance Agreement.

                                  ARTICLE XXI

                            NON-ADMITTED REINSURANCE

A. Security Requirement. In the event that the Cedent shall, at any time, notify the Reinsurer of its determination that security for reinsurance recoverables hereunder is or may be necessary for the Cedent to obtain any associated regulatory statement credit for reinsurance ceded to this Agreement on account of the Reinsurer being neither admitted or accredited as a reinsurer, the Reinsurer shall establish a trust ("the Trust") in accordance with Section B of this Article or the Reinsurer shall provide a letter of credit (an "LOC") in accordance with Section C of this Article.

B.   Trust Agreement.

     1. Except as may be provided in Section C of this Article, the Cedent and the Reinsurer shall enter in to a Trust Agreement that complies with regulations of the domiciliary state of the Cedent, establishing a Trust Account for the benefit of the Cedent to cover the recoverables and/or Statutory Reserves attributable to the Reinsured Policies. The Trustee shall be a bank, acceptable to each party, that is organized in the United States; that is regulated, supervised and examined by federal or state banking regulatory authorities; and that meets any other applicable regulatory financial condition standards. The bank shall not be a parent, subsidiary or affiliate of the Cedent or Reinsurer.

     2. This Trust Agreement is intended to secure Annual Statement credit for reinsurance ceded by the Cedent to the Reinsurer in accordance with regulations of the domiciliary state of the Cedent and, in the event that the parties fail to enter into the Trust Agreement and fund the Trust Account, as provided herein, within five (5) working days after this Agreement shall have been signed by both parties, this Agreement, unless the parties otherwise provide, shall be null and void.

     3.   Assets having a value at least equal to 102% of the Statutory
          Reserves attributable to the Reinsured Policies shall be deposited into the Trust Account and maintained at all times until its dissolution. Statutory reserves are defined using the regulations required by the Cedent or successor's domicilary state. Assets deposited in the Trust Account shall be valued according to their current fair market value, as determined under the statutory accounting rules of the domiciliary state of the Cedent, and shall consist only of cash (United States legal tender) and such domiciliary state statutorily permitted investments that are not issued by a parent, subsidiary or affiliate of either party.

     4. Prior to depositing assets with the Trustee, the Reinsurer shall execute assignments, endorsements in blank or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignment in order that the Cedent or the Trustee, upon direction of the Cedent, may, whenever, necessary, negotiate any such assets without consent or signature from the Reinsurer of an other person or entity, other than the Trustee, in accordance with the terms of the Trust Agreement.

     5. Assets in the Trust Account, established hereunder, may be withdrawn by the Cedent at any time, notwithstanding any other provisions of this Agreement, and shall be utilized and applied by the Cedent or any successor of the Company by operation of law, including without limitation any liquidator, rehabilitator, receiver or conservator of the Cedent, without diminution because of insolvency on the part of the Ceding Company or the Reinsurer, only for the following purposes:

          i. to reimburse the Cedent for the Reinsurer's share of premiums returned to the owners of the Policies on account of cancellations of such Policies;

          ii. to reimburse the Cedent for the Reinsurer's share of benefits claims paid by the Cedent under the terms and provisions of the Policies;

          iii. to fund an account with the Cedent in an amount at least equal to the ceded reinsurance deduction from the Cedents Policy liabilities hereunder, which amount shall include, but not be limited to, reserves for benefit claims incurred (including benefit claims incurred but not reported)

          iv. to pay any other amounts that the Cedent claims to be due hereunder

6. With the approval of the Cedent, the Reinsurer may withdraw from the Trust Account all or any part of the assets contained therein and transfer such assets to the Reinsurer; provided

          i. the Reinsurer shall, at the time of such withdrawal, replace the withdrawn assets with other qualified assets having a market value equal to the market value of the assets withdrawn so as to maintain the Trust Account at the required amount at all times; or

          ii. after such withdrawals and transfers, the market value of the Trust Account is not less than 102% of the required amount.

          The Cedent shall be the sole judge as to the application of this provision, but shall not unreasonably or arbitrarily withhold its approval.

7. The Cedent will return any amounts drawn on the LOC in excess of the actual amounts required for subparagraphs (i), (ii) and (iv) of paragraph 5 or, in the case of subparagraph (iii) of paragraph 5, any amounts that are subsequently determined not to be due. The Cedent will pay interest on amounts withdrawn in excess of the actual amount required under subparagraph (iii) of paragraph 5 at a rate equal to the "Prime Rate" published in The Wall Street Journal (currently the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks), which rate shall be adjusted on the last day of each month; and

8. All of the foregoing provisions are to be applied without diminution because of insolvency on the part of either party.

C.   Letters of Credit.

     1. The Reinsurer will provide an LOC that complies with regulations of the domiciliary state of the Cedent.

     2. The Reinsurer shall be the LOC applicant. The Trustee shall be a bank, acceptable to each party, that is organized in the United States; that is regulated, supervised and examined by federal or state banking regulatory authorities; and that meets National Association of Insurance Commissioners-Securities Valuation Office standards for acceptable LOC issuance. The bank shall not be a parent, subsidiary or affiliate of the Cedent or Reinsurer.

     3. The LOC may be drawn at any time, notwithstanding any other provisions herein and may be utilized by the Cedent or any successor by operation of law, including without limitation any liquidator, rehabilitator or receiver of the Cedent for the following purposes:

          i. to reimburse the Cedent for the Reinsurer's share of Policy premiums returned on account of cancellations;

          ii. to reimburse the Cedent for the Reinsurer's share of benefit claims paid by the Cedent under the terms and provisions of the Policies;

          iii. to fund an account with the Cedent in an amount at least equal to the ceded reinsurance deduction from the Cedents Policy liabilities hereunder, which amount shall include, but not be limited to, reserves for benefit claims incurred (including benefit claims incurred but not reported)

          iv. to pay any other amounts that the Cedent claims to be due hereunder

     4. The Cedent will return any amounts drawn on the LOC in excess of the actual amounts required for subparagraphs (i), (ii) and (iv) of this paragraph or, in the case of subparagraph (iii) of this paragraph, any amounts that are subsequently determined not to be due. The Cedent will pay interest on amounts withdrawn in excess of the actual amount required under subparagraph (iii) at a rate equal to the "Prime Rate" published in The Wall Street Journal (currently the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks), which rate shall be adjusted on the last day of each month; and

          (e) All of the foregoing provisions are to be applied without diminution because of insolvency on the part of either party.

                                  ARTICLE XXII

                     CEDENT REPRESENTATIONS AND WARRANTIES

The Cedent represents and warrants, to the best of its knowledge, the following:

1. Corporate Status. The Cedent is duly licensed, qualified or admitted to do business and is in good standing in all jurisdictions in which it is required to be so qualified, licensed or admitted to do business by the laws thereof.

2. Authority. The Cedent has the full corporate power and authority to carry out and perform its undertakings and obligations under this Agreement. This Agreement has been duly and validly signed and delivered by the Cedent. The Cedent shall maintain in force all such legal and regulatory authorizations as may be reasonably necessary or appropriate for the performance of its obligations under this Agreement.

3. Tax Status. The Cedent represents and warrants that it is subject to U. S. taxation under Subchapter L of Chapter 1 of the Code.

                                 ARTICLE XXIII

                    REINSURER REPRESENTATIONS AND WARRANTIES

The Reinsurer represents and warrants, to the best of its knowledge, the following:

1. Corporate Status. The Reinsurer is duly licensed, qualified or admitted to do exempt insurance business and is in good standing in Hamilton, Bermuda.

2. Authority. The Reinsurer has the full corporate power and authority to carry out and perform its undertakings and obligations under this Agreement. This Agreement has been duly and validly signed and delivered by the Reinsurer. The Reinsurer shall at maintain in force all such legal and regulatory authorizations as may be reasonably necessary or appropriate for the performance of its obligations under this Agreement.

3. License Status. The Reinsurer is not an authorized insurer or accredited reinsurer in Connecticut. The Reinsurer shall notify the Ceding Company within five (5) days after the date of any change in its status.

4. Tax Status. The Reinsurer is subject to U.S. taxation under Subchapter L of Chapter 1 or Subpart F of Part II of Subchapter N or Chapter 1 of the Internal Revenue Code.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first above written.

METLIFE LIFE AND ANNUITY COMPANY OF CONNECTICUT

By: -s- [ILLEGIBLE]
    -----------------------------
    Title: [ILLEGIBLE] Vice President

EXETER REASSURANCE COMPANY, LTD.

By: -s- [ILLEGIBLE]
    -----------------------------
    Title: [ILLEGIBLE] Vice President

                                   SCHEDULES

Schedule A     Plans of Reinsurance

Schedule B     Required Data and Suggested Layout

Exhibit I      Reinsurance Premiums: GMDB

Exhibit II     Summary of Monetary Transactions

Exhibit III    Administrative Criteria

                                   SCHEDULE A

                              PLANS OF REINSURANCE

A. Reinsurer's Percentage:

     100% of the Cedent's share of the business containing the Annual Step Up Minimum Death Benefit guarantees described in paragraph B of this Schedule and described in the Administrative Criteria in Exhibit III.

                                   SCHEDULE A

                              PLANS OF REINSURANCE

B. Effective Date:

     April 1, 2006, for Variable Annuity Contracts inforced on December 31, 2005 contingent upon the Reinsurer's review and acceptance of business.

PRODUCT NAME   SURRENDER CHARGE   MAX RATCHET AGE   MAX ISSUE AGE
------------   ----------------   ---------------   -------------
ASSET MGR           No SC               80                80
MARQUIS             No SC               80                80
PA(S)/PADV          7 Yr                80                80
PIONANNVALU         7 Yr                80                80
PIONEER ANN         7 Yr                80                80
PIONEERFLEX         4 Yr                80                80
PIONEERPLUS         7 Yr                80                80
PORT A XTRA         9 Yr                80                80
PORT ACCESS         No SC               80                80
PORT ARCH 3         3 Yr                80                80
PORT II             7 Yr                80                80
PORT PLUS           9 Yr                80                80
PRE UA              5 YR                N/A               N/A
PREM ADV 2          7 Yr                80                80
PREM ADV 3          7 Yr                80                80
PREM ADV L          4 Yr                80                80
PREM ADV2S2         7 Yr                80                80
PRIMELITE           8 Yr                N/A               N/A
PRIMELITE  2        8 Yr                75                75
SCUD ADV ST         No SC               80                80
SCUDDER ADV         No SC               80                80
SCUDDER REW         9 Yr                80                80
UA                  5 YR                N/A               N/A
UAA                 5 YR                75                75
USA                 5 YR                75                75
VINT ACCESS         No SC               80                80
VINT II NEW         8 Yr                80                80
VINT XTRA           9 Yr                80                80
VINTAGE 3           3 Yr                N/A               N/A
VINTAGE II          8 Yr                80                75
VINTAGE L           4 Yr                80                80
VINTXTRANEW         9 Yr                80                80

C. Death Benefits Ceded:

     Guaranteed Minimum Death Benefits (GMDB)

     - Annual Step Up Minimum Death Benefit for issue ages defined in the Plan of Insurance defined in Schedule A.

     - Greater Maximum Anniversary Value is defined in the underlying insurance contract for those plans covered in Schedule A.

     - Treatment of withdrawals on the calculation of the Death Benefit are defined in the underlying insurance contract.

                                   SCHEDULE B

                         REINSURANCE ACCOUNTING REPORT

                           FROM COMPANY TO REINSURER

                               Accounting Period:
                                                 -----------

                             Date Report Completed:
                                                   -----------

Reinsured Risks Paid During the Prior Accounting Period:

                               (v)                          (viii)
            (iii)            Annual   (vi)                 Account     (ix)
            Date    (iv)    Step-up  Return     (vii)       Value -    MNAR
(i)   (ii)   of-   Date of   Death     of      Larger of   Surrender  [(vii) -
Name  SSN   Death   Issue   Benefit  Premium  (v) or (vi)   Charge    (viii)]

Aggregate
Totals

MNAR in column (ix) cannot be less than 0.

                                   EXHIBIT I

                           REINSURANCE PREMIUMS: GMDB
A.     GMDB PROGRAM

                                                  REINSURANCE PREMIUM (BASIS
 GMDB PROGRAM   PRODUCTS COVERED    ISSUE AGES           POINTS)
--------------  ----------------  --------------  --------------------------
Annual Step-up  All Classes       All issue ages     20.00

                                   EXHIBIT II

                        SUMMARY OF MONETARY TRANSACTIONS
                               ACCOUNTING PERIOD
                                 MONTH/DAY/YEAR

1)   Reinsurance Premiums (1)

2)   Death Benefits (2)

3)   Reimbursement to Reinsurer (Payment) for DAC Tax (3)

4)   Net Reinsurance Consideration Due to the Reinsurer (Ceding Company) (1) -
     (2) + (3)

5)   Statutory Reserve Credit Taken by the Cedent

6)   US Tax Reserve Credit Taken by the Cedent

Note: In addition to the foregoing, the Cedent shall provide information to support the calculation of the statutory reserve credit and the tax reserve credit. This information should include, by way of example, the reserve method, and the valuation assumptions for the tax and statutory reserves held by the parties.

                                  EXHIBIT III

                            ADMINISTRATIVE CRITERIA

The Cedent will use the criteria specified in this Exhibit to identify the policies reinsured from MetLife Insurance Company of Connecticut. The source of information will originate for database fields and values from the 55-H file using the criteria established in the table below.

The reinsured inforce includes those policies (issued before January 1, 2006) that are active having the Annual Step Up Death Benefit with no external reinsurance.

FIELD              VALUE                                  DEFINITION
Stat         AC                  Policy Status
DTHBEN       ASU                 Death Benefit Code
COMPANY      TIC                 Company
             TLA
effdt        less than 2006001   Effective Date of Policy
dbtreatyid   105                 Reinsurance Treaty Number (105 means no external reinsurance)
pacustep                         GMDB Ratchet benefit base amount
ROP                              GMDB Return of Premium benefit base amount
CV                               Account Value